Exhibit-23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement
No. 333-45338 on Form S-8 of our report dated August 21, 2006 (December 28, 2006 as to Notes 2 and 17) relating to (1) the 2005 financial statements before retrospective adjustments to the financial statements and financial statement disclosures of AMCON Distributing Company and subsidiaries (not presented herein) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adjustments to retrospectively apply the change in accounting discussed in Note 1 to the consolidated financial statements) and (2) the 2005 financial statement schedule of AMCON Distributing Company and subsidiaries appearing in this Annual Report on Form 10-K of AMCON Distributing Company and subsidiaries for the year ended September 30, 2007.

/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
November 6, 2007